Exhibit 99.1
HARTVILLE GROUP ISSUES $5.1 MILLION OF NEW DEBT; RETIRES $12 MILLION OF
DEBENTURES DUE NOVEMBER 2006
FOR IMMEDIATE RELEASE

Contact:	Investor Relations

Vicki Pratt 866-820-7764 ext. 104 330-484-8143 (direct)

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Canton, Ohio (Business Wire) — August 3, 2006 — Hartville, Group, Inc. (OTC BB: HTVL) announced that on August 1, 2006, it successfully completed a financial restructuring which substantially reduced the Company’s debt and provided significant working capital to fund further operations.
Effective August 1, 2006, Hartville entered into a Conversion Agreement and Release with the holders of the two year convertible debentures due November 2006. This Agreement provided that each holder elect to either convert the aggregate outstanding principal amount of convertible debentures into shares of the Company’s common stock or receive a cash payment at a substantial discount to the face value of the debentures. In redeeming this debt, the Company issued 35,169,377 shares of common stock and paid $1,373,303. In addition, the holders have agreed to release the Company from all obligations relating to the convertible debentures. As a result of this transaction, the Company now has approximately 55 million shares outstanding.
As part of the financial restructuring, the Company issued $5,063,291 of Original Issue Discount Secured Convertible Debentures due July 2009 in order to provide additional working capital and to facilitate the retirement of the $12 million of convertible debt. These Debentures can be converted into the Company’s common stock at a conversion price of $0.10 per share and bear prepaid interest at an annualized rate of 7%. Also issued were four year warrants to purchase 50,632,912 shares of common stock with an exercise price of $0.10 per share. The convertible and warrants were issued to Midsummer Investment, Ltd and a private fund, and include registration rights which require the Company to file a registration statement with respect to the resale of the shares which may be issued upon conversion of the debentures or the exercise of the warrants.

“We are pleased to have retired the $12 million debentures due later this year. We have been able to do so while still providing significant working capital to the Company through the issuance of a substantially reduced amount of debt,” commented Dennis C. Rushovich, Hartville’s chief executive officer. “The new cash infusion provides us with the working capital needed to take the Company to the next stage of development. This new funding is a vote of confidence that we are on the right track both with the wide-ranging operational improvements we have attained over the past 18 months as well as with the launch of marketing initiatives aimed at achieving continued growth and profitability.”
About Hartville Group, Inc.
Hartville Group, Inc. (Hartville Group) is a holding company who’s wholly owned subsidiaries include Hartville Re Ltd. (Hartville), Petsmarketing Insurance.com Agency, Inc. (the Agency) and Wag N’ Pet Club, Inc. Hartville is a reinsurance company that is registered in the Cayman Islands, British West Indies. Hartville was formed to reinsure pet health insurance that is being marketed by the Agency. The Agency is primarily a marketing/administration company concentrating on the sale of its proprietary health insurance plans for domestic pets. Its business plan calls for introducing its product effectively and efficiently through a variety of distribution systems. The Agency accepts applications and underwrites certificates electronically.
Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in the Company’s Form 10-K, Form 8-K and Form 10-Q reports. The Company undertakes no obligation to update or revise any forward-looking statement.